Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Bristow Group Inc.:

We consent to the use of our reports dated May 22, 2013 with respect to the consolidated balance sheets of Bristow Group Inc. and subsidiaries as of March 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ investment and cash flows for each of the years in the three-year period ended March 31, 2013 and the effectiveness of internal control over financial reporting as of March 31, 2013, incorporated by reference herein.

/s/ KPMG LLP

Houston, Texas

November 7, 2013